Exhibit 10.1

UnitedHealth Group Incorporated

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, MN 55343

Cambridge Merger Sub Inc.

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, MN 55343

Change Healthcare Inc.

100 Airpark Center Drive East

Nashville, TN 37217

Re: Merger Agreement Waivers

This waiver letter (this “Waiver”), dated as of April 4, 2022, is executed by Change Healthcare Inc., a Delaware corporation (the “Company”), UnitedHealth Group Incorporated, a Delaware corporation (“Parent”), and Cambridge Merger Sub Inc., a Delaware corporation and Wholly Owned Subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Waiving Entities”) with respect to that certain Agreement and Plan of Merger, dated as of January 5, 2021, among the Waiving Entities (the “Merger Agreement”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

1.	Waiver of Outside Date.

(a)

Each of Parent and the Company hereby unconditionally and irrevocably waives any right to terminate the Merger Agreement pursuant to Section 9.2(a) of the Merger Agreement prior to the earlier of (i) 5:00 p.m. (New York time) on the tenth Business Day following a final Order (whether or not appealable) issued by the U.S. District Court for the District of Columbia (the “Trial Court”) with respect to the complaint filed by the United States Department of Justice and certain other parties regarding the Merger and the other transactions contemplated by the Merger Agreement (the “Merger Litigation”) that permanently prohibits the consummation of the Merger and (ii) 11:59 p.m. (New York time) on December 31, 2022 (the “Waiver Period”); provided, that if (A) the Trial Court issues a final Order that permits the consummation of the Merger (whether or not subject to conditions), (B) any plaintiff appeals such Order and (C) the Waiving Entities’ ability to consummate the Merger is enjoined or otherwise prohibited by a Governmental Entity pending such appeal, then the Waiver Period may be extended by either Parent or the Company (in each case, acting in its sole discretion) to 5:00 p.m. (New York time) on March 31, 2023, by providing written notice to the other party prior to 11:59 p.m. (New York time) on December 31, 2022. Following the execution of this Waiver, each of Parent and the Company hereby further waives any right or claim to interpret the terms of the Merger Agreement (including references to the Outside Date) in any manner inconsistent with the Waiver Period (as may be extended pursuant to the immediately preceding proviso).

(b)

Parent hereby waives its rights set forth in Section 9.5(b) of the Merger Agreement to the extent required in order that, in the event that the Company or Parent terminates the Merger Agreement pursuant to Section 9.2(a) of the Merger Agreement or Section 9.2(c) of the Merger Agreement at a time when any of the conditions to the Closing set forth in Sections 8.1(b), 8.1(c) (in connection with a Legal Restraint of a Governmental Antitrust Entity) or 8.2(c) of the Merger Agreement has not been satisfied or, to the extent permitted by applicable Law, waived, Parent shall pay, or cause to be paid, to the Company by wire transfer of immediately available funds within three Business Days of such termination an amount equal to $650,000,000.00 (the “Regulatory Termination Fee”). Notwithstanding the foregoing or anything to the contrary in this Waiver, in no event shall the Regulatory Termination Fee be due or payable if, prior to the termination of the Merger Agreement, (i) the Trial Court has issued a final Order in favor of the defendants in the Merger Litigation that permits the consummation of the Merger without the imposition of a Burdensome Condition and (ii) such Order becomes non-appealable.

(c)

Notwithstanding anything to the contrary in the Merger Agreement or otherwise, in the event that the Regulatory Termination Fee becomes payable by Parent, and is paid or caused to be paid by Parent, the Regulatory Termination Fee shall be the Company’s and its Affiliates’ sole and exclusive remedy pursuant to the Merger Agreement or otherwise and, upon payment of the Regulatory Termination Fee (plus any amounts due pursuant to Section 1(d) below), the Company, for itself and its Affiliates, waives, releases and discharges any claim or cause of action of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, against Parent and its Affiliates, based upon facts or circumstances existing or occurring on or prior to the date of such termination, relating in any way to the Merger Agreement, the transactions contemplated by the Merger Agreement and the termination of the Merger Agreement, including (i) any such claims under applicable Law and (ii) any claims alleging a breach of any representation, warranty, covenant or agreement set forth in or relating in any way to the Merger Agreement, and shall not bring or threaten to bring or otherwise join in any claim or Proceeding against Parent or its Affiliates relating to, arising out of or in connection with the foregoing whether in law, equity or otherwise; provided, that the foregoing shall not limit or otherwise apply to any commercial agreement between the Waiving Entities or any of their respective Affiliates, including that certain Business Expansion Agreement, dated as of January 5, 2021.

(d)

Clause (ii) of Section 9.5(d) of the Merger Agreement is incorporated by reference herein, mutatis mutandis (including with references to the “Termination Fee” interpreted as references to the Regulatory Termination Fee for purposes of this Waiver).

2.	Waiver of Certain Regulatory Matters.

(a)

Antitrust Work Plan. Each Waiving Entity hereby waives any and all covenants, agreements, rights or obligations of the Waiving Entities set forth in Section 7.6(b)(iii) of the Merger Agreement (including with respect to the antitrust work plan set forth in Section 7.6(b)(iii) of the Company Disclosure Letter).

(b)

Regulatory Efforts. The Company hereby waives the covenants, agreements, and obligations of Parent set forth in Section 7.6 of the Merger Agreement (including Sections 7.6(b)(vi) and 7.6(b)(vii) of the Merger Agreement) to the extent they would obligate Parent to proffer or effect any sale, divestiture, lease, license, disposal or holding separate or other similar arrangement with respect to, or other disposition of or restriction on, of any assets, operations, rights, product lines, licenses, businesses or interests therein of the Company, Parent or any of their respective Subsidiaries, other than the proposed divestiture of the Company’s claims editing business.

3.

Waiver of Certain Dividend Restrictions. Each of Parent and Merger Sub hereby waives the restrictions set forth in Section 7.1(a)(vii) of the Merger Agreement, and any other contrary provision of the Merger Agreement, with respect to the declaration, setting aside, making or payment of any dividend or other distribution with respect to the Company’s capital stock, but solely to the extent that the Company may declare, set aside, make or pay a one-time special cash dividend of not more than $2.00 in cash per issued and outstanding Share with a record date and payment date to be determined in the sole discretion of the Company Board (or a committee thereof) (such dividend, the “Dividend”). If so requested by the Company, Parent and the Company shall cooperate with each other and work together in good faith to facilitate the payment of the Dividend as determined by the Company Board (or a committee thereof); provided that in no event shall the Closing Date be extended as a result of or in connection with the Dividend. For the avoidance of doubt, the waiver under this Section 3 and the declaration, setting aside, making or payment of any Dividend in accordance with this Section 3 is not dependent or conditioned on the occurrence of the Closing or the consummation of the Merger or the outcome of the Merger Litigation.

4.

Waiver of Certain Other Interim Operation Restrictions. Each of Parent and Merger Sub hereby waives the restrictions set forth in Section 7.1(a) of the Merger Agreement, and the Company hereby waives certain related provisions of the Merger Agreement, in each case as set forth on Exhibit A to this Waiver.

5.	General Waivers.

(a)

The Company hereby (i) acknowledges that, as of the date of this Waiver, there has been no breach of the Merger Agreement on the part of Parent or Merger Sub and (ii) waives, releases and discharges any claim or cause of action of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, against Parent and its Affiliates, based upon facts or circumstances existing or occurring on or prior to the date of this Waiver for all purposes under the Merger Agreement, including under Sections 8.3(a), 8.3(b), 9.2(c) (with respect to the proviso therein) and 9.3(a) (as applicable) of the Merger Agreement.

(b)

Each of Parent and Merger Sub hereby (i) acknowledges that, as of the date of this Waiver, there has been no breach of the Merger Agreement on the part of the Company and (ii) waives, releases and discharges any claim or cause of action of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, against the Company and its Affiliates, based upon facts or circumstances existing or occurring on or prior to the date of this Waiver for all purposes under the Merger Agreement, including under Sections 8.2(a), 8.2(b), 8.2(d), 9.2(c) (with respect to the proviso therein) and 9.4(a) (as applicable) of the Merger Agreement.

6.	Waiver Only. Subject to the terms of this Waiver, all terms, conditions and provisions of the Merger Agreement shall remain in full force and effect.

7.

Miscellaneous. Sections 10.2 (Notices), 10.3 (Expenses), 10.5 (Amendment or Other Modification; Waiver), 10.6 (Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury), 10.7 (Specific Performance), 10.8 (Third-Party Beneficiaries), 10.10 (Successors and Assigns), 10.12 (Severability), 10.13 (Counterparts; Effectiveness) and Section 10.14 (Interpretation and Construction) of the Merger Agreement shall apply to this Waiver, mutatis mutandis, as if set forth herein.

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This Waiver has been duly executed and delivered by duly authorized officers of the Waiving Entities as of the date first written above.

CHANGE HEALTHCARE INC.

By:	/s/ Neil de Crescenzo
	Name:	Neil de Crescenzo
	Title:	President and Chief Executive Officer

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ John F. Rex
	Name:	John F. Rex
	Title:	Chief Financial Officer

CAMBRIDGE MERGER SUB INC.

By:	/s/ John F. Rex
	Name:	John F. Rex
	Title:	Chief Executive Officer and President

[Signature Page to Waiver Letter]